UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 20, 2012

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 253-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Investment in 23andMe

In December 2012, Google Ventures invested approximately $1.5 million in the Series D preferred stock financing of 23andMe, Inc., a privately-held personal genetics company dedicated to helping individuals understand their genetic information through DNA analysis technologies and web-based interactive tools. Google Ventures made its investment in the Series D preferred stock financing of 23andMe pursuant to existing rights to purchase a pro rata share of new securities issued by 23andMe.

Google Inc. is the sole limited partner of Google Ventures. Google, directly or through Google Ventures, previously invested approximately $3.9 million in the Series A preferred stock financing of 23andMe in May 2007, approximately $2.6 million in the Series B preferred stock financing of 23andMe in June 2009, and approximately $3.2 million in the Series C preferred stock financing of 23andMe in November 2010. In November 2007, Google purchased additional shares of Series A preferred stock of 23andMe from another stockholder for approximately $500,000. In June 2009, Google also entered into a lease agreement with 23andMe. An independent real estate appraiser reviewed the terms and conditions of the lease with 23andMe.

23andMe’s Series D preferred stock financing involved a number of additional investors, including a new investor. Anne Wojcicki, Chief Executive Officer and Co-Founder of 23andMe, and a stockholder and member of its board of directors, is married to Sergey Brin, Google’s Co-Founder and a member of Google’s board of directors. As of September 30, 2012, Sergey beneficially owned approximately 7.7% of Google’s outstanding capital stock, which represented approximately 27.8% of the voting power of Google’s outstanding capital stock. Sergey is also an investor in 23andMe and invested approximately $20.0 million in 23andMe’s Series D preferred stock financing.

Google’s Audit Committee reviewed and approved Google Ventures’ investment in the Series D preferred stock financing of 23andMe as part of Google’s procedures for entering into transactions with related parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: December 21, 2012	/s/ Donald Harrison
Donald Harrison Vice President and Deputy General Counsel